June 4, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:  Authorization to Sign Section 16 and Rule 144 Forms

 I am a Director of General Electric Company (GE) and, until further written notice, I hereby individually authorize Michael R. McAlevey (GE's Vice President and Chief Corporate, Securities & Finance Counsel), Lori Zyskowski (GE's Corporate and Securities Counsel), Christoph Pereira (GE's Senior Corporate, Securities and Finance Counsel), and Eliza W. Fraser (GE's Associate Corporate Counsel) to sign on my behalf any Form 4, Form 5, Form 144 or related form that I have filed or may file hereafter in connection with my direct or indirect beneficial ownership of General Electric Company securities, and to take any other action of any type whatsoever in connection with the foregoing which in his or her opinion may be of benefit to, in the best interest of, or legally required by me.

Very truly yours,

S/James I. Cash, Jr.

James I. Cash, Jr.

STATE OF MASSACHUSETTS)

ss

COUNTY MIDDLESEX)

Subscribed and sworn to before me on this the 4th of June, 2009.

S/John Like

Name: John Like

Notary Public

My commission expires June 28, 2013